UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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United Therapeutics Corporation
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The following letter was sent by United Therapeutics Corporation to certain of its institutional shareholders beginning June 15, 2010.

1040 Spring Street Silver Spring, Maryland 20910 Main: (301) 608-9292 Fax: (301) 608-9291

June 15, 2010

Dear United Therapeutics Shareholder:

As Chairman and Vice Chairman of the Board of Directors of United Therapeutics Corporation, we have the honor of leading a company that provides medicines to patients with extremely rare, debilitating and life-threatening conditions.  During our tenures at United Therapeutics since 1996 and 2002, respectively, we have grown the Company’s approved product portfolio to include four FDA-approved drugs for pulmonary arterial hypertension, and we continue to develop our pipeline of potential remedies for this and other conditions.  We are also proud of the Company’s track record of nine straight years of at least 30% revenue growth, an unprecedented statistic in the U.S. biotechnology industry.  Our investors have also shared in our success, as our stock price has grown 30% per year, compounded annually over the past eight years.

Notwithstanding our many successes, RiskMetrics Group/Institutional Shareholder Services (ISS), the proxy advisory service that annually reviews our proxy statement and makes voting recommendations to institutional investors, has recommended withhold votes against each of the three directors up for re-election and a vote against our proposed authorized share increase.

We are writing to request your support of both our board of directors, which continues to guide us to great results, and our authorized share increase.  This year’s meeting is scheduled for June 28, 2010, and we request that you review the details of our proposals in the proxy statement we recently distributed and filed with the SEC and vote FOR all of the proposals contained therein.

Since the authorized share increase is something that happens relatively infrequently in a company’s lifetime, we are writing to focus your attention on some of the details of the proposal.  As outlined in the proxy statement, our Board of Directors has recommended a vote FOR increasing our authorized shares by 145,000,000, to a total of 245,000,000 shares of common stock.  The ISS report takes no issue with the number of shares requested, and in fact describes it as “reasonable.”  Interestingly, Glass Lewis, another widely-used proxy advisory service, has recommended votes FOR all of our proposals this year, including the authorized share increase. Glass Lewis describes the share increase as “prudent.”

As noted in our proxy statement, our charter currently authorizes the issuance of up to 100,000,000 shares of common stock.  After taking into account our shares outstanding and reserved for issuance pursuant to our convertible notes, existing equity compensation plans and other convertible securities, we have just over 8.1 million shares available for use in connection with future stock splits, capital raises, stock-based acquisitions, or other legitimate business purposes.  This low headroom, both as a percentage of our outstanding shares and as a percentage of our overall authorized shares, is well below that of our peer companies.

Unfortunately, ISS has decided to go beyond the merits of the proposal at hand.  They have taken this opportunity to criticize our governance and compensation practices, and to use those criticisms as a basis for voting against a reasonable measure intended to provide our company with the flexibility to continue to grow its business and increase shareholder value.  Although we believe our governance and compensation systems are effective in generating significant shareholder value, we should note that we do modify and enhance them from time to time.  By way of example on the corporate governance front, we recently added two new independent directors, Tommy Thompson and Rich Giltner, who have brought keen new outside perspectives to our board.  We have also expanded the role of Lead Director (which we now refer to as “Lead Independent Director”), further enhancing our efforts to ensure rigorous leadership by our independent directors.  On the compensation side, it is worth noting that our recent stock split has enabled us to substantially reduce the so-called “burn rate” of our incentive compensation programs.  Furthermore, although the additional authorized shares we are requesting could ultimately be used for compensatory purposes, we would be unable to do so without first requesting shareholder approval of a new equity compensation plan.

We welcome feedback from our shareholders regarding our business, our corporate governance and executive compensation programs, and the proposals for our upcoming shareholder meeting.  Moreover, we encourage our shareholders when voting to consider that we firmly believe ISS’s voting recommendations are shortsighted and ultimately do not promote the best long-term interests of United Therapeutics and its shareholders.   Accordingly, we strongly encourage you to vote FOR all proposals contained in our proxy statement, including the authorized share increase.

If you have any questions or need additional information, please contact our investor relations department at (202) 483-7000.

Sincerely,

Martine A. Rothblatt, Ph.D.	Christopher Patusky
Chairman & CEO	Vice Chairman
Lead Independent Director

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